Exhibit 99.(g)

EAGLE POINT DEFENSIVE INCOME TRUST

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement is hereby made as of the 6th day of March, 2024 (the “Agreement”), between Eagle Point Defensive Income Trust, a Delaware statutory trust (together with the successors thereto, the “Fund”), and Eagle Point Defensive Income Management LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Fund is a newly formed statutory trust that intends to operate as a closed-end management investment company;

WHEREAS, the Fund intends to file a registration statement on Form N-2 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) under and pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) to register its shares of beneficial interest (the “Shares”), for issuance in a public offering (the “Offering”);

WHEREAS, the Adviser is engaged in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Adviser to provide investment advisory services to the Fund, and the Adviser is willing to provide or procure such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

ARTICLE I

APPOINTMENT

The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such appointment and agrees to provide the advisory services herein described, for the compensation herein provided.

ARTICLE II

SERVICES OF THE ADVISER

1.           Advisory Duties of the Adviser. Subject to the supervision of the board of trustees of the Fund (the “Board of Trustees”), the Adviser shall act as the investment adviser to the Fund and shall manage the investment and reinvestment of the assets of the Fund (a) in accordance with the investment objective, policies and restrictions that are set forth in the Fund’s filings with the SEC, as the same may be amended from time to time, (b) in accordance with the 1940 Act, the Advisers Act and all other applicable federal and state law, and (c) in accordance with the Fund’s certificate of trust, amended and restated declaration of trust and bylaws (collectively, the “organizational documents”), each as amended or restated from time to time. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Fund (including performing due diligence on prospective investments); (iii) execute, close, service and monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain or sell; and (v) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placement of orders for other purchase or sale transactions on behalf of the Fund, subject to the oversight and approval of the Board of Trustees. In the event that the Fund determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board of Trustees. If it is necessary or convenient for the Adviser to make investments on behalf of the Fund through a subsidiary or special purpose vehicle or otherwise form such subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle, and to make such investments through such subsidiary or special purpose vehicle, in accordance with the 1940 Act.

2.           Subadvisers. Subject to the prior approval of a majority of the members of the Board of Trustees, including a majority of the Board of Trustees who are not “interested persons” and, to the extent required by applicable law, by the shareholders of the Fund, the Adviser may, through a subadvisory agreement or other arrangement, delegate to a subadviser any of the duties enumerated in this Agreement, including the management of all or a portion of the assets being managed hereby. Subject to the prior approval of a majority of the members of the Board of Trustees, including a majority of the members of the Board of Trustees who are not “interested persons” and, to the extent required by applicable law, by the shareholders of the Fund, the Adviser may adjust such duties, the portion of assets being managed, and the fees to be paid by the Adviser; provided that, in each case, the Adviser shall continue to oversee the services provided by such company or employees and any such delegation shall not relieve the Adviser of any of its obligations hereunder.

3.           Books and Records. The Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act or such longer period as the Fund may direct, all records relating to the services rendered by the Adviser under this Agreement and the Fund’s investments made by the Adviser as are required by Section 31 under the 1940 Act, and rules and regulations thereunder, and by other applicable legal provisions, including the Advisers Act, the Securities Exchange Act of 1934, as amended, the Commodities Exchange Act, and the respective rules and regulations thereunder, and the Fund’s compliance policies and procedures, and to preserve such records for the periods and in the manner required by that Section, and those rules, regulations, legal provisions and compliance policies and procedures. In compliance with the requirements of Rule 31a-3 under the 1940 Act, any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Fund are the property of the Fund and shall be surrendered promptly to the Fund on request.

4.           Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission or other compensation for effecting a securities transaction in excess of the amount of commission or other compensation another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission or other compensation is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net result for the Fund.

5.           Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Fund in the best interest of the Fund and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Fund has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Fund. The Adviser shall be responsible for reporting the Fund’s proxy voting activities, as required, through periodic filings on Form N-PX.

6.          Advisory Services Not Exclusive. The Adviser’s services to the Fund pursuant to this Agreement are not exclusive, and it is understood that the Adviser may render investment advice, management and services to other persons (including other investment companies) and engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies. Whenever the Fund and one or more other funds, accounts or investment companies advised by the Adviser have available funds for investment, and the responsibility for the management of all of the assets of the Fund has not been delegated to a subadviser, investments suitable and appropriate for each entity shall be allocated in accordance with procedures believed by the Adviser to be equitable to each entity over time to the extent permitted by applicable law. Similarly, opportunities to sell securities shall be allocated in a manner believed by the Adviser to be equitable to each entity over time to the extent permitted by applicable law. The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired by or disposed of for the Fund.

ARTICLE III
EXPENSES

1.           Expenses Borne by Adviser. All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund.

2.           Expenses Borne by the Fund. The Fund shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to: (a) the Fund’s organizational expenses; (b) calculating the Fund’s net asset value (including the cost and expenses of any independent valuation firm); (c) debt service and other costs of borrowings or other financing arrangements; (d) dividends on preferred stock, if any, and any expenses relating to the offering of any preferred stock; (e) fees and expenses, including legal, consulting or other third-party professional fees and expenses and travel expenses, incurred by the Adviser or payable to third parties in performing due diligence on prospective investments and, if necessary, enforcing the Fund’s rights; (f) amounts payable to third parties relating to, or associated with, evaluating, monitoring, making and disposing of investments; (g) brokerage fees and commissions; (h) federal and state registration fees and any applicable exchange listing fees; (i) federal, state and local taxes; (j) costs of offerings or repurchases of the Shares and other securities (including, but not limited to, preferred stock and indebtedness), including costs related to the use of one or more dealer managers and/or underwriters; (k) the base management fee and any incentive fee; (l) distributions on the Shares or other securities; (m) administration fees payable to an administrator (the “Administrator”) under an administration agreement (as may be amended or restated from time to time) (the “Administration Agreement”); (n) any fees and expenses relating to transfer agent, custodial, and escrow agent services; (o) independent trustee fees and expenses; (p) the costs of any reports, proxy statements or other notices to the Fund’s shareholders, including printing costs; (q) costs of holding shareholder meetings; (r) litigation, indemnification and other nonrecurring or extraordinary expenses; (s) fees and expenses associated with marketing, distribution, training, and investor relations efforts; (t) any applicable distribution and/or shareholder servicing fees; (u) dues, fees and charges of any trade association of which the Fund is a member; (v) direct costs and expenses of administration and operation, including printing, mailing, long distance telephone and staff, including fees payable in connection with outsourced administration functions; (w) fees and expenses associated with independent audits and outside legal costs; (x) the Fund’s fidelity bond; (y) trustees and officers/errors and omissions liability insurance, and any other insurance premiums; (z) costs associated with the Fund’s reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws; and (aa) all other expenses reasonably incurred by the Fund or the Administrator in connection with administering the Fund’s business, such as the allocable portion of overhead and other expenses incurred by the Adviser on behalf of the Fund and allocable to the Fund under this Agreement or incurred by the Administrator in performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions, and the Fund’s allocable portion of the costs of compensation and related expenses of the Fund’s chief compliance officer, chief financial officer, chief operating officer and their respective support staff.

ARTICLE IV

COMPENSATION

Effective commencing on the date that the Fund’s Registration Statement is declared effective by the SEC, the Fund agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components: a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect to defer all or a portion of its fees hereunder for a specified period of time.

1.           Base Management Fee. The Base Management Fee shall be calculated monthly and payable quarterly in arrears at an annual rate equal to 1.50% of the Fund’s Managed Assets at the end of the most recently completed calendar month, provided, that, if the Fund calculates its net asset value more frequently than monthly, the Base Management Fee shall be calculated on the same frequency as the net asset value is calculated. For this purpose, “Managed Assets” means the Fund’s total assets (including assets attributable to the Fund’s use of leverage) minus the sum of the Fund’s accrued liabilities (other than liabilities incurred for the purpose of creating leverage). The Base Management Fee for any partial calculation period shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such calculation period relative to the total number of days in such calculation period).

2.           Incentive Fee. The Incentive Fee shall be payable quarterly in arrears and equal to 15% of the Fund’s Pre-Incentive Fee Net Investment Income of the Fund or each class of Shares of the Fund (to the extent that the Fund offers multiple classes of Shares) (“Class”), based on such Class’s net asset value relative to the Fund as a whole, for the immediately preceding calendar quarter, subject to a “hurdle” and a “catch up” feature. For this purpose, “Pre-Incentive Fee Net Investment Income” means (a) interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees) accrued during the calendar quarter (or, if applicable, a Class’s allocable share of such income), minus (b) the Fund’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, any interest expense and/or dividends paid on any issued and outstanding debt or preferred stock and, if applicable, any fees payable for distribution and/or shareholder servicing agreements, but excluding organizational and offering expenses and the Incentive Fee) (or, if applicable, a Class’s allocable share of such operating expenses) after giving application to any reimbursement or recoupment under any expense limitation and reimbursement agreement to which the Fund may be a party, as may be amended from time to time (the “Expense Limitation and Reimbursement Agreement”). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments payment-in-kind interest and zero-coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized or unrealized capital gains or realized or unrealized losses.

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Fund’s or Class’s, as applicable, net assets at the end of the immediately preceding calendar quarter, shall be compared to a “hurdle rate” of 1.875% (7.5% annualized) of the Fund’s or Class’s, as applicable, net asset value per quarter and a “catch up” feature, the Incentive Fee. The Fund shall pay the Adviser an Incentive Fee with respect to the Fund’s or Class’s, as applicable, Pre-Incentive Fee Net Investment Income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Fund’s or Class’s, as applicable, Pre-Incentive Fee Net Investment Income does not exceed the hurdle of 1.875% of the Fund’s net asset value; (2) 100% of the Fund’s or Class’s, as applicable, Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.20588% of the Fund’s net asset value in any calendar quarter (8.82353% annualized); and (3) 15% of the amount of the Fund’s or Class’s, as applicable, Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.20588% of the Fund’s net asset value in any calendar quarter.

3.           Effective Date of Fee Calculation. The effective date of this Article IV shall be the date the Registration Statement is declared effective by the SEC.

ARTICLE V

ADDITIONAL OBLIGATIONS OF THE FUND

1.           Documents. The Fund has delivered, or shall deliver, to the Adviser copies of each of the following documents and shall deliver to it all future amendments and supplements thereto, if any:

(a)           The Fund’s certificate of trust, as filed with the Secretary of the State of Delaware;

(b)           The Fund’s amended and restated declaration of trust;

(c)           The Fund’s by-laws;

(d)           Certified resolutions of the Board of Trustees authorizing the appointment of the Adviser and approving the form of this Agreement;

(e)           the Registration Statement as filed with the SEC and all amendments thereto;

(f)           Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and all amendments thereto; and

(g)           The form of Prospectus and Statement of Additional Information of the Fund pursuant to which the Fund’s Shares are offered for sale to the public.

ARTICLE VI.

LIMITATION OF LIABILITY; INDEMNIFICATION

To the full extent permitted by applicable law, the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser) in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Article VI to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder). Nothing in this Agreement shall in any way constitute a waiver or limitation by the Fund of any rights or remedies which may not be so limited or waived in accordance with applicable law.

ARTICLE VII.

MISCELLANEOUS

1.           Covenants of the Adviser. The Adviser hereby covenants that it is registered as an investment adviser under the Advisers Act. The Adviser hereby agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments.

2.          Adviser Personnel. The Adviser shall authorize and permit any of its directors, officers and employees who may be elected or appointed as trustees or officers of the Fund to serve in the capacities in which they are elected or appointed. Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of such trustees, officers or employees. The Adviser shall make its directors, officers and employees available to attend meetings of the Board of Trustees as may be reasonably requested by the Board of Trustees from time to time. The Adviser shall prepare and provide such reports on the Fund and its operations as may be reasonably requested by the Board of Trustees from time to time.

3.           Independent Contractor. Except as otherwise provided herein or authorized by the Board of Trustees from time to time, the Adviser shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

4.           Name. The Fund agrees that the Fund (to the extent that it lawfully can) shall cease to use the name “Eagle Point” upon such date as the Adviser ceases to act as the investment adviser to the Fund, unless an affiliate of the Adviser serves as the investment adviser.

5.           Effectiveness, Duration and Termination. This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund (as defined in Section 2(a)(42) of the 1940 Act) and (b) the vote of a majority of the Fund’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

This Agreement may be terminated at any time, without the payment of any penalty, by (x) (i) the Board of Trustees or (ii) a vote of a majority of the outstanding voting securities of the Fund (as defined in Section 2(a)(42) of the 1940 Act), in each case upon not less than 60 days’ written notice or (y) the Adviser upon not less than 90 days’ written notice. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). The provisions of Article VI of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Article IV through the date of termination or expiration, and Article VI shall continue in force and effect and apply to the Indemnified Parties as and to the extent applicable.

6.            Amendment. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in accordance with the 1940 Act, including, if applicable, pursuant to a vote of the Board of Trustees, the vote of a majority of the outstanding securities of the Fund (as defined in Section 2(a)(42) of the 1940 Act), or the vote of a majority of the Fund’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party.

7.           Notice. Any notice or other communication required to be given pursuant to this Agreement shall be given in writing, addressed and delivered or mailed to the other party at its principal office.

8.           Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Eagle point DEFENSIVE Income Trust

By:	/s/ Thomas P. Majewski
	Name:	Thomas P. Majewski
	Title:	Chief Executive Officer

EAGLE POINT DEFENSIVE INCOME MANAGEMENT LLC

By:	/s/ Thomas P. Majewski
	Name:	Thomas P. Majewski
	Title:	Managing Partner

[Signature Page to Investment Advisory Agreement of Eagle Point Defensive Income Trust]